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                           Blackhawk Bancorp, Inc.
                                 EXHIBIT 11


               Statement Re Computation of Per Share Earnings


                                           Three Months Ended
                                         March 31,    March 31,
                                            1996        1995  (1)
                                        -------------------------
Weighted Average Shares
  Outstanding                            2,283,450   2,255,694
                                        =========================

Net Income                              $  371,647  $  334,840
                                        =========================

Earnings Per Common Share               $    .16    $    .15
                                        =========================


(1) Adjusted for 3-for-2 stock split payable June 15, 1995



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